Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Richard Dalton, 303.312.3441
Sue Hermann, 303.312.3488

COBIZ INC. Completes Acquisition of
Alexander Capital Management Group

DENVER — April 3, 2003 — CoBiz Inc. (Nasdaq: COBZ), a $1.12 billion financial holding company headquartered in Denver, announced the completion of its acquisition of Alexander Capital Management Group (ACMG), a privately owned SEC-registered investment management firm that manages stock and bond portfolios for individuals and institutions. CoBiz Inc. acquired ACMG with a blend of cash, stock and additional cash/stock earn-out payments over the next three years. The transaction is expected to be neutral to CoBiz’s earnings in 2003. ACMG will continue to operate under its current name and management team.

“We are pleased to welcome Alexander Capital to our family of financial services,” said Steve Bangert, chairman and CEO, CoBiz Inc. “With the addition of ACMG, our individual and business customers will have more investment opportunities including proprietary investment products with a highly successful long-term track record.”

“The completion of this merger represents an incredible opportunity for our company,” said Howard Alexander, principal, ACMG. “We look forward to making a significant contribution to our new company and making the partnership between us profitable.”

CoBiz Inc. (www.cobizbank.com) is a $1.12 billion financial holding company headquartered in Denver. The company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to medium-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Private Asset Management; employee benefits consulting and brokerage services through CoBiz Connect; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; and investment banking services through Green Manning & Bunch.

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CoBiz Acquires ACMG

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The discussion in this press release contains forward-looking statements. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s operations, financial performance and other factors, as discussed in the Company’s filings with the Securities and Exchange Commission. These risks include the impact of interest rates and other general economic conditions, loan and lease losses, risks related to the execution of the Company’s growth strategy, the possible loss of key personnel, factors that could affect the Company’s ability to compete in its market areas, changes in regulations and government policies and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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